Exhibit 99.1

FAT Brands Names Toni M. Bianco as Fatburger President and Chief Operating Officer

Bianco Brings Extensive International And Partnership Experience To The Company

February 20, 2018 09:00 AM Eastern Standard Time

LOS ANGELES—(BUSINESS WIRE)—FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT), parent company of Fatburger, announces the hiring of Toni M. Bianco as President and Chief Operating Officer of Fatburger. As the newest addition to the Fatburger executive team, Toni will work side-by-side with longstanding Chief Executive Officer Andy Wiederhorn to further expand Fatburger’s presence worldwide. In addition, after 15 years of outstanding service, former Fatburger President and Chief Operating Officer Don Berchtold will be transitioning to a new role as Executive Vice President and Chief Concept Officer for FAT Brands, where he will assist in the development of innovative new concept designs across FAT Brands’ portfolio.

Bianco brings over 15 years of experience in the franchise management space. Prior to joining Fatburger, Bianco oversaw significant international expansion deals for Papa John’s, where he drove more than 30 new openings, primarily in Asia. Most recently, he managed global operations, training, development and IT for the growing Long John Silver’s brand. His actions led to the highest customer satisfaction in years and 16 consecutive periods of same-store sales growth.

“I’ve always been drawn to brands like Fatburger that offer a vivid history and culture, yet continue to push themselves toward a promising and exciting future,” said Toni M. Bianco, President and Chief Operating Officer of Fatburger. “It’s beyond exciting to think about the possibilities with this brand.”

Andy Wiederhorn, Chief Executive Officer of Fatburger and FAT Brands Inc., commented, “Toni brings extensive experience and insight that will be integral to the continued growth of the brand. We are grateful for all that Don has accomplished for us at Fatburger, and look forward to what he can do across all concepts under the FAT umbrella. As Fatburger enters the ring with our larger competitors, I’m confident Toni will be an indispensable asset to the corporate and franchisee team.”

For more information or to find a Fatburger near you, please visit www.fatburger.com.

Fresh. Authentic. Tasty. Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns five restaurant brands, Fatburger, Buffalo’s Cafe, Buffalo’s Express and Ponderosa and Bonanza Steakhouses, that have approximately 350 locations open and 300 under development in 32 countries.

About Fatburger

An all-American, Hollywood favorite, Fatburger is a fast-casual restaurant serving big, juicy, tasty burgers, crafted specifically to each customer’s liking. With a 70-year legacy, Fatburger’s extraordinary quality and taste inspire fierce loyalty amongst its fan base, which includes a number of A-list celebrities and athletes. Featuring a contemporary design and ambiance, Fatburger offers an unparalleled dining experience, demonstrating the same dedication to serving gourmet, homemade, custom-built burgers as it has since 1952 – The Last Great Hamburger Stand™.

Contacts

MEDIA CONTACT:

for FAT Brands Inc.

Shelby Robinson / Emily Johnston

srobinson@konnectagency.com

ejohnston@konnectagency.com

www.konnectagency.com